Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-249231, 333-249229, 333-249219, 333-265370, 333-265387 and 333-267462) of Pruco Life Insurance Company of our report dated March 20, 2023, except for the change in the manner in which the Company accounts for long-duration insurance contracts discussed in Note 2 to the consolidated financial statements and the Adoption of the New Accounting Standard for LDTI Critical Audit Matter, as to which the date is July 14, 2023, relating to the consolidated financial statements, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
July 14, 2023